Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE CORPORATION REPORTS

2012 FIRST QUARTER RESULTS

San Francisco – September 9, 2011 – Del Monte Corporation:

Announcement Highlights

For the three months ended July 31, 2011:

•	Net sales declined 3.5%, primarily due to lower unit volume

•	Operating income declined 58.7%, primarily due to higher costs

•	Operating income included $20.8 million of expenses related to the merger

•	Adjusted EBITDA[1] declined 31.5%

•	Total Net Debt was $3,757.6 million as of July 31, 2011

Del Monte Foods Three Months Ended July 31, 2011

Del Monte Foods today reported net sales for the three months ended July 31, 2011 of $776.2 million compared to $804.6 million in the first quarter fiscal 2011, a decrease of 3.5%. Unit volume declines in both Pet and Consumer drove the decrease and were partially offset by new product volume growth in Pet and the impact of pricing actions.

Operating income declined from $119.4 million in the prior year period to $49.3 million. The decrease in operating income reflects the impact of higher Pet ingredient costs, increased G&A (primarily due to amortization of intangibles and other expenses related to the merger), lower unit volumes, higher trade spend, and increased Pet marketing investment to support new product launches. Pricing actions contributed positively to operating income.

[1]

Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Adjusted EBITDA declined 31.5% to $101.2 million compared to $147.8 million in the prior year. The drivers of the decline in Adjusted EBITDA are similar to operating income, except for G&A, which in the calculation of Adjusted EBITDA does not include amortization of intangibles and other expenses related to the merger and consequently contributed positively to Adjusted EBITDA.

“Despite the challenging first quarter results, my initial assessment of the Company is that our portfolio of brands is strong and well-positioned in on-trend categories,” said Dave West, who became CEO of Del Monte Foods on August 15th. “While we took pricing actions to mitigate input cost inflation, the historical lag of price realization was exacerbated by the heavy competitive promotional activity in the quarter. In the short-term, we expect the marketplace will continue to reflect high input cost inflation, a challenging consumer sentiment, a price-seeking consumer and heightened manufacturer promotional activity. Longer-term, we expect to benefit as we neutralize input cost inflation with price realization and productivity savings as well as through the benefit of new product introductions. While current challenges exist, we are focused on the long-term health and growth of the Company by continuing to invest in marketing and innovation. Del Monte has a solid foundation on which to grow, and I look forward to being a part of Del Monte’s next stage of growth.”

Reportable Segments – Results for Three Months Ended July 31, 2011

Pet Products

Pet Products net sales were $422.0 million, a decrease of 1.2% from net sales of $427.3 million in the prior year period. The decrease in Pet Products net sales was primarily driven by unit volume declines, which was partially offset by new product growth and pricing.

Pet Products operating income decreased from $98.7 million in first quarter fiscal 2011 to $56.2 million in the three months ended July 31, 2011, or 43.1%. The decrease was primarily driven by higher ingredient costs, increased G&A (primarily due to amortization of intangibles), increased marketing investment to support new product launches, and lower unit volumes. These were partially offset by pricing actions.

Pet Products Adjusted EBITDA decreased from $107.1 million in first quarter fiscal 2011 to $74.1 million in the three months ended July 31, 2011, or 30.8%. The drivers of the decline in Adjusted EBITDA are similar to Pet operating income, except for G&A, which in the calculation of Adjusted EBITDA does not include amortization of intangibles and consequently had a slightly positive impact to Adjusted EBITDA.

Consumer Products

Consumer Products net sales were $354.2 million, a decrease of 6.1% from net sales of $377.3 million in the first quarter fiscal 2011. The decrease in Consumer Products net sales was primarily driven by lower unit volumes.

Consumer Products operating income declined from $34.3 million in first quarter fiscal 2011 to $14.4 million in the three months ended July 31, 2011, or 58.0%. The decline was primarily driven by higher operating costs and the negative impact of the topline.

Consumer Products Adjusted EBITDA declined from $44.4 million in the first quarter fiscal 2011 to $27.8 million in the three months ended July 31, 2011, or 37.4%. The drivers were the same as Consumer operating income.

Select Liquidity Data

At July 31, 2011 total debt was $4,004.0 million and cash and cash equivalents were $246.4 million. As of July 31, 2011 there were no outstanding borrowings under the Company’s ABL facility. For the three months ended July 31, 2011, capital expenditures totaled $22.7 million.

Free Cash Flow2 for the three months ended July 31, 2011 was $8.5 million, compared to $31.3 million in fiscal 2011, a decline of 73%. The decline was primarily due to lower Adjusted EBITDA, higher cash interest payments, and higher capital expenditures. This was partially offset by favorable working capital.

[2]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the merger). Accordingly, this excludes, among other things, $44.0 million related to tax refunds. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the three months ended July 31, 2011 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q1 F12 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

Merger

On March 8, 2011, Del Monte Foods was acquired by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Capital, L.P. The acquisition is referred to as the “Merger.” As a result of the Merger, the Company applied the acquisition method of accounting and established a new basis of accounting on March 8, 2011. Periods presented prior to March 8, 2011 represent the operations of the predecessor company (“Predecessor”) and periods presented after March 8, 2011 represent the operations of the successor company (“Successor”). The comparability of the financial statements of the Predecessor and Successor periods has been impacted by the application of acquisition accounting and changes in the Company’s capital structure resulting from the Merger.

About Del Monte Foods

Del Monte Foods is one of the country’s largest distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2011. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles 'n Bits®, Milk-Bone®, 9Lives®, Milo’s Kitchen™, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs ® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day®

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA and Free Cash Flow.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its $2.7 billion Term B Loans and $0.75 billion ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies. Del Monte notes that the Adjusted EBITDA presented herein differs from the adjusted EBITDA measures that were presented by Del Monte Foods Company prior to its March 8, 2011 acquisition.

	Three Months Ended August 1, 2010				Three Months Ended July 31, 2011
(in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Reconciliation:
Operating income (loss)	$98.7	$34.3	$(13.6)	$119.4	$56.2	$14.4	$(21.3)	$49.3
Adjustments to derive EBITDA:
Other income (expense)	—	—	(3.6)	(3.6)	—	—	(30.3)	(30.3)
Depreciation and amortization expense	10.8	11.2	1.5	23.5	17.4	12.9	6.3	36.6
Amortization of debt discount and debt issuance costs [a]	—	—	(1.5)	(1.5)	—	—	(6.3)	(6.3)

EBITDA	$109.5	$45.5	$(17.2)	$137.8	$73.6	$27.3	$(51.6)	$49.3
Non-cash charges	—	—	0.2	0.2	—	—	1.2	1.2
Derivative transactions	—	—	8.9	8.9	—	—	35.6	35.6
Non-cash stock based compensation	—	—	3.4	3.4	—	—	1.2	1.2
Non-recurring (gains) losses	(2.4)	(1.1)	—	(3.5)	—	—	2.9	2.9
Merger-related items	—	—	—	—	—	—	7.0	7.0
Business optimization charges	—	—	—	—	—	—	1.6	1.6
Other	—	—	1.0	1.0	0.5	0.5	1.4	2.4

Adjusted EBITDA	$107.1	$44.4	$(3.7)	$147.8	$74.1	$27.8	$(0.7)	$101.2

Adjustments to derive free cash flow:
Cash interest				$(4.0)				$(32.7)
Cash taxes (net of refunds)				(1.5)				43.2
Adjustment to cash taxes to eliminate impact of Merger				—				(44.0)
Changes in working capital and other				(92.4)				(36.5)
Capital expenditures				(18.6)				(22.7)

Free cash flow				$31.3				$8.5

[a]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements may include statements related to fiscal 2012 or other future financial operating results and related matters.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; performance of our pet products business; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; pending shareholder lawsuits; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; sufficiency and effectiveness of marketing and trade promotion programs; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; product distribution; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; industry trends, including changes in buying, inventory and other business practices by customers; pension costs and funding requirements; risks associated with foreign operations; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) (unaudited)

(in millions)

	Successor	Predecessor
	Three Months Ended
	July 31, 2011	August 1, 2010
Net sales	$776.2	$804.6
Cost of products sold	554.4	537.9

Gross profit	221.8	266.7
Selling, general and administrative expense	172.5	147.3

Operating income	49.3	119.4
Interest expense	62.6	19.7
Other expense	30.3	3.6

Income (loss) from continuing operations before income taxes	(43.6)	96.1
Provision (benefit) for income taxes	(16.0)	36.2

Income (loss) from continuing operations	(27.6)	59.9
Loss from discontinued operations before income taxes	—	(0.2)
Provision for income taxes	—	0.3

Loss from discontinued operations	—	(0.5)

Net income (loss)	$(27.6)	$59.4

DEL MONTE CORPORATION AND SUBSIDIARIES

Selected Financial Information

Net Sales by Segment

(in millions)

	Successor	Predecessor
	Three Months Ended
	July 31, 2011	August 1, 2010
	(unaudited)
Net Sales:
Pet Products	$422.0	$427.3
Consumer Products	354.2	377.3

Total	$776.2	$804.6

Operating Income by Segment

(in millions)

	Successor	Predecessor
	Three Months Ended
	July 31, 2011	August 1, 2010
	(unaudited)
Operating income:
Pet Products	$56.2	$98.7
Consumer Products	14.4	34.3
Corporate (a)	(21.3)	(13.6)

Total	$49.3	$119.4

(a)	Corporate represents expenses not directly attributable to reportable segments.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	Successor	Successor
	July 31, 2011	May 1, 2011
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$246.4	$205.2
Trade accounts receivable, net of allowance	184.8	201.5
Inventories	873.9	766.9
Prepaid expenses and other current assets	132.8	165.4

TOTAL CURRENT ASSETS	1,437.9	1,339.0

Property, plant and equipment, net	726.3	731.7
Goodwill	2,140.0	2,124.0
Intangible assets, net	2,811.4	2,828.7
Other assets, net	174.2	180.3

TOTAL ASSETS	$7,289.8	$7,203.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$578.8	$486.7
Short-term borrowings	4.0	8.6
Current portion of long-term debt	27.0	20.3

TOTAL CURRENT LIABILITIES	609.8	515.6

Long-term debt	3,966.6	3,973.1
Deferred tax liabilities	952.7	969.1
Other non-current liabilities	305.2	260.5

TOTAL LIABILITIES	5,834.3	5,718.3

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized:
1,000: 10 issued and outstanding )	$—	$—
Additional paid-in capital	1,586.6	1,584.4
Accumulated other comprehensive income	1.0	5.5
Retained earnings (accumulated deficit)	(132.1)	(104.5)

TOTAL STOCKHOLDER’S EQUITY	1,455.5	1,485.4

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$7,289.8	$7,203.7

DEL MONTE COPRORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Successor	Predecessor
	Three Months Ended
	July 31, 2011	August 1, 2010
OPERATING ACTIVITIES:
Net income (loss)	$(27.6)	$59.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36.6	23.5
Deferred taxes	(16.8)	7.4
Loss on asset disposals	1.2	0.2
Stock compensation expense	1.2	3.4
Excess tax benefits from stock-based compensation	—	(2.5)
Unrealized loss on derivative financial instruments	29.5	4.7
Changes in operating assets and liabilities	42.0	(46.2)

NET CASH PROVIDED BY OPERATING ACTIVITIES	66.1	49.9

INVESTING ACTIVITIES:
Capital expenditures	(22.7)	(18.6)

NET CASH USED IN INVESTING ACTIVITIES	(22.7)	(18.6)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	—	79.3
Payments on short-term borrowings	(4.6)	(29.2)
Principal payments on long-term debt	—	(7.5)
Dividends paid	—	(10.0)
Issuance of common stock	—	9.6
Capital contribution, net	1.0	—
Purchase of treasury stock	—	(100.0)
Excess tax benefits from stock-based compensation	—	2.5

NET CASH USED IN FINANCING ACTIVITIES	(3.6)	(55.3)

Effect of exchange rate changes on cash and cash equivalents	1.4	(0.8)

NET CHANGE IN CASH AND CASH EQUIVALENTS	41.2	(24.8)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	205.2	53.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$246.4	$28.9

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CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Stengel	Christina Um
Del Monte Foods	Del Monte Foods
(415) 247-3420	(415) 247-3382
media.relations@delmonte.com	investor.relations@delmonte.com